Exhibit 99.1

AUXILIUM PHARMACEUTICALS, INC. ANNOUNCES POSITIVE DATA FROM PHASE 2A STUDY OF CCH IN PATIENTS WITH CELLULITE

Mid and High Level Doses Demonstrate Statistically Significant Improvement in Cellulite Across All Endpoints; Nearly 70% of Mid and High Dose Patients Satisfied or Very Satisfied with Results

CHESTERBROOK, Pa., August 21, 2014 — Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty biopharmaceutical company, today announced positive results from a randomized, double-blind Phase 2a study of collagenase clostridium histolyticum (or CCH) for the treatment of edematous fibrosclerotic panniculopathy (EFP), commonly known as cellulite. In the Phase 2a trial, all three doses of CCH (low (0.06mg), mid (0.48mg) and high (0.84mg)) showed an improvement in the appearance of cellulite as measured by the trial endpoints of an investigator and a patient score on the Global Aesthetic Improvement Scale (GAIS), which was adapted by the Company for use in cellulite. The mid and high dose groups demonstrated a statistically significant improvement in the appearance of cellulite, as measured by GAIS scores, with a p-value of <0.05 compared to placebo for both endpoints. In the mid and high dose groups, 68 percent of patients reported being “Satisfied” or “Very Satisfied” with the results of their treatment, compared to only 34 percent of patients randomized to placebo. Positive and consistent results were also demonstrated across the trial’s other endpoints, including Physician and Patient assessed Composite Responder Analyses. CCH was well-tolerated by all dose groups with most adverse events (AEs) being mild to moderate and primarily limited to the local injection area.

“We continue to be encouraged by the promising and positive results of our CCH program, specifically these Phase 2a data in the cellulite indication,” said Adrian Adams, Chief Executive Officer and President of Auxilium Pharmaceuticals. “We believe these data establish proof-of-concept for CCH as a potential treatment for cellulite and enable Auxilium to pursue our development and regulatory strategy to most efficiently and effectively advance this exciting program. We look forward to initiating a planned Phase 2b clinical trial in the second quarter of 2015.”

The Phase 2a study enrolled 150 women between the ages of 18 and 45 in the United States. Each subject received up to three treatment sessions of drug or placebo according to randomization (5 high-dose: 5 mid: 5 low: 3 placebo) and each treatment session was approximately 21 days apart. Up to 12 injections were administered into cellulite dimples during each session across an entire treatment quadrant — left or right buttock or left or right posterior thigh. Only the dimples treated on Day 1 were able to be retreated on Day 22 (Treatment Session 2) and Day 43 (Treatment Session 3) if, in the opinion of the investigator, the dimple continued to be evident. A variable number of dimples were able to be treated within one treatment quadrant.

Key Phase 2a Trial Results Include:

•                  Both the mid and high dose groups of CCH demonstrated a statistically significant improvement in investigators’ assessments of the appearance of cellulite, as measured by GAIS scores, with a p-value of <0.05 versus placebo

•                  Both the mid and high dose groups of CCH demonstrated a statistically significant improvement in patients’ assessments of the appearance of cellulite, as measured by GAIS scores, with a p-value of <0.02 versus placebo

•                  68 percent of both mid and high dose patients reported being “Satisfied” or “Very Satisfied” with their cellulite treatment, compared to only 34 percent of placebo patients

•                  Both the mid and high dose groups of CCH demonstrated a statistically significant improvement in the post-hoc composite responder analysis, as measured by combined investigator and patient GAIS scores, with p-values of 0.021 and 0.004, respectively, versus placebo

•                  While the trial was not designed to quantify changes in cellulite dimple measurements, 3-D photography was utilized to enable visualization of treatment effects.

Day 1 Pre-Treatment Day 73 30 Days Following Last Treatment Subject A – Mid Dose

Day 1 Pre-Treatment Day 73 30 Days Following Last Treatment Subject A – Mid Dose Texture Photography

Subject B – High Dose Day 1 Pre-Treatment Day 73 30 Days Following Last Treatment

Subject B – High Dose Texture Photography Day 1 Pre-Treatment Day 73 30 Days Following Last Treatment

Subject C – High Dose Day 1 Pre-Treatment Day 73 30 Days Following Last Treatment

Subject C – High Dose Texture Photography Day 1 Pre-Treatment Day 73 30 Days Following Last Treatment

•                  CCH was well-tolerated by all dose groups with most AEs being mild to moderate and primarily limited to the local injection area; 86 percent of all related AEs resolved within 21 days and there was only one serious adverse event in the trial, determined to be unrelated to the treatment drug

“These data have exceeded our expectations, demonstrating statistically significant improvements in cellulite as measured by both physicians and patients,” said James Tursi, Chief Medical Officer of Auxilium Pharmaceuticals. “These are challenging endpoints and ones that we believe are critical in the context of regulatory consideration. We are continuing to analyze these exciting data and will be gathering key opinion leader and regulatory input and look forward to publishing and presenting our findings in peer-reviewed venues in the future.”

About the Global Aesthetic Improvement Scale (GAIS)

The Global Aesthetic Improvement Scale (GAIS) is an existing scale that was developed as an assessment of degree of improvement. Auxilium adapted the scale to measure improvement in the appearance of cellulite. In this Phase 2a clinical trial, investigators and patients used the respective GAIS to compare a Day 1 pretreatment digital image of their cellulite to their treatment results. A score of -1 indicated that the results were “Worse.” A score of 0 indicated “No Change.” A score of +1 indicated “Improved.” A score of +2 indicated “Much Improved” and a score of +3 indicated “Very Much Improved.”

About Cellulite

Cellulite is a localized metabolic disorder of tissue under the skin that has been reported in 85 to 98 percent of post-pubertal females and affects women of all races and ethnicities(1) (2). The condition can involve the loss of elasticity or shrinking of collagen cords, called “septae,” that attach the skin to the muscle layers below. When fat in cellulite prone areas swells and expands, the septae tether the skin, which causes surface dimpling characteristic of cellulite(3). CCH is intended to target and lyse, or break, those collagen tethers with the goal of releasing the skin dimpling and potentially resulting in smoothing of the skin. Despite multiple therapeutic approaches for the attempted treatment of cellulite, there are no FDA-approved treatments and little scientific evidence that any current treatments are beneficial(4).

About XIAFLEX

XIAFLEX® (collagenase clostridium histolyticum, or CCH) is a biologic approved in the U.S., EU, Canada and Australia for the treatment of adult Dupuytren’s contracture (DC) patients with a palpable cord and in the U.S. for the treatment of adult men with PD with a palpable plaque and penile curvature deformity of at least 30 degrees at the start of therapy. XIAFLEX consists of a combination of two subtypes of collagenase, derived from Clostridium histolyticum. Together, the collagenase sub-types are thought to work synergistically to break the bonds of the triple helix collagen structure. XIAFLEX has been granted Orphan status in the U.S. by the FDA for DC and PD and is currently in Phase 2 development for cellulite and Frozen Shoulder Syndrome.

About Auxilium

Auxilium Pharmaceuticals, Inc. is a fully integrated specialty biopharmaceutical company with a focus on developing and commercializing innovative products for specialist audiences. With a broad range of first- and second-line products across multiple indications, Auxilium is an emerging leader in the men’s healthcare area and has strategically expanded its product portfolio and pipeline in orthopedics, dermatology and other therapeutic areas. The Company now has a broad portfolio of 12 approved products. Among other products in the U.S., Auxilium markets edex®(alprostadil for injection), an injectable treatment for erectile dysfunction, Osbon® ErecAid®, the leading device for aiding erectile dysfunction, STENDRA® (avanafil), an oral erectile dysfunction therapy, Testim® (testosterone gel) for the topical treatment of hypogonadism, an Authorized Generic version of Testim (testosterone gel) with its partner Prasco, LLC, TESTOPEL® (testosterone pellets) a long-acting implantable testosterone replacement therapy, XIAFLEX® (collagenase clostridium histolyticum or CCH) for the treatment of Peyronie’s disease and XIAFLEX for the treatment of Dupuytren’s contracture. The Company also has programs in Phase 2 clinical development for the treatment of Frozen Shoulder syndrome and cellulite. To learn more, please visit www.Auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, which discuss matters that are not facts, and may include words to indicate their uncertain nature such as “believe,” “expect,” anticipate,” “intend,” “plan,” “could,” “estimate,” “project,” “will,” and “target.” Our forward-looking statements convey management’s expectations, beliefs, plans and objectives regarding future performance of the Company and are based upon preliminary information and management assumptions, and include statements about: whether the data from the Company’s Phase 2a study of XIAFLEX for the treatment of cellulite establishes proof-of-concept for this potential indication; whether the Phase 2a study data will enable the Company to pursue its development and regulatory strategy; whether the GAIS scoring provides any indication of the therapeutic value of this potential treatment; the Company’s ability to efficiently and effectively advance its development program for the potential indication of XIAFLEX for the treatment of cellulite; whether and when the Company will initiate a Phase 2b trial for this potential indication; whether the Phase 2a endpoints are critical factors in regulatory review of this potential indication; whether and when the Company will gather key opinion leader and regulatory input and what such input may be; whether and when the Company will publish its findings from the Phase 2a study in peer-reviewed venues; and the Company’s product candidates in development. While the Company may elect to update the forward-looking statements made in this news release in the future, the Company specifically disclaims any obligation to do so. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, intellectual property rights, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration, and those risks discussed in our reports on file with the Securities and Exchange Commission (the “SEC”). Our SEC filings may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of the Company’s home page on the Internet at http://www.auxilium.com under the heading “ Investors - SEC Filings.” There may be additional risks that the Company does not presently know or that the Company currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements.

Auxilium Contacts:

Keri P. Mattox / SVP, IR &	Nichol L. Ochsner / Senior Director, IR &
Corporate Communications	Corporate Communications
Auxilium Pharmaceuticals, Inc.	Auxilium Pharmaceuticals, Inc.
(484) 321-5900	(484) 321-5900
kmattox@auxilium.com	nochsner@auxilium.com

(1) Avram, Cellulite: a review of its physiology and treatment, Journal of Cosmetic Laser Therapy 2004; 6: 181—185.

(2) Khan MH et al. Treatment of cellulite: Part I. Pathophysiology. J Am Acad Dermatol. 2010 Mar;62(3):361-70.

(3) Querleux, Anatomy and physiology of subcutaneous adipose tissue by in vivo MRI and spectroscopy: Relationship with sex and presence of cellulite, Skin Research and Technology; 8: 118-124.

(4) Wanner M et al. An evidence-based assessment of treatments for cellulite. J Drugs Dermatol. 2008 Apr;7(4):341-5.